Exhibit 99.1

PRESS RELEASE

DATED JUNE 4, 2007

Quality Systems, Inc. Announces Cash Dividend; Date of Annual Shareholders’ Meeting

IRVINE, Calif.--(BUSINESS WIRE)—June 4, 2007--Quality Systems, Inc. (NASDAQ:QSII - News) announced today that the Company’s Board of Directors declared a cash dividend of Twenty-Five Cents ($0.25) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of June 15, 2007 with an anticipated distribution date of July 5, 2007, pursuant to the Company’s current policy to pay a regular quarterly dividend of Twenty-Five Cents ($0.25) per share on the Company’s outstanding shares of Common Stock commencing with conclusion of the Company’s first fiscal quarter of 2008 (June 30, 2007) and continuing each fiscal quarter thereafter, subject to further Board review, approval and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend. The Company anticipates that future quarterly dividends, if and when declared by the Board pursuant to this policy, would likely be distributable on or about the fifth day of each of the months of October, January, April and July. Questions concerning the cash dividend will be addressed during the next QSI earnings call.

The Company also announced that its 2007 Annual Shareholders’ Meeting will be held on August 8, 2007 for shareholders of record as of June 29, 2007. Details concerning the location and time of the meeting will be provided in the Company’s proxy materials.

About Quality Systems

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity applications for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning future dividend payments), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties, including, among others, a legally available source of funds for the payment of future dividends and the possibility that the Board of Directors in the exercise of its fiduciary duty may discontinue its dividend policy or cancel one or more future dividend payments following a determination that one or more dividend payments are not in the best interest of the Company and its shareholders. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Quality Systems, Inc.

Louis Silverman, 949-255-2600

www.qsii.com

or

CCG Investor Relations

William F. Coffin or Sean Collins, 818-789-0100

www.ccgir.com